Exhibit 5.1

January 11, 2013

Bright Horizons Family Solutions Inc.

200 Talcott Avenue South

Watertown, Massachusetts 02472

Re: Bright Horizons Family Solutions Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-1 (Registration No. 333-184579) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 11,615,000 shares of common stock, $0.001 par value per share (the “Common Stock”), of Bright Horizons Family Solutions Inc., a Delaware corporation (the “Company”), including 1,515,000 shares of Common Stock that may be purchased at the option of Goldman, Sachs & Co., J.P. Morgan Securities LLC and Barclays Capital Inc. All 11,615,000 shares of Common Stock to be registered pursuant to the Registration Statement are being offered by the Company (the “Shares”). The Shares are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and Goldman, Sachs & Co., J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the underwriters named therein.

We have acted as counsel for the Company in connection with the proposed issuance and sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein.

Bright Horizons Family Solutions Inc.	- 2 -	January 11, 2013

In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP